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                                                                   EXHIBIT 23(a)

                         CONSENT OF INDEPENDENT AUDITORS
                               (ERNST & YOUNG LLP)



We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Voluntary Investment Program for Hourly Employees of Latrobe Steel Company of our reports (a) dated February 18, 2003, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) for the year ended December 31, 2002 and (b) dated June 20, 2003, with respect to the financial statements and schedules of The Voluntary Investment Program for Hourly Employees of Latrobe Steel Company included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.





                                                     /s/ ERNST & YOUNG LLP



Canton, Ohio
September 15, 2003